PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Sigma Designs, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 20, 2012

Dear Fellow Shareholder:

Sigma Designs’ August 7, 2012 Annual Meeting of Shareholders is fast approaching.  We urge you to use the enclosed WHITE proxy card to vote for Sigma’s approved slate of directors, and to discard any Gold proxy card you may receive from Potomac Investment Partners III, L.P., a dissident hedge fund, as submitting it will cancel any previous vote you have submitted.

Remember:

●
Sigma’s strategic plan, built on its vision of the Digital Connected Home, is working: In just the past month, VIZIO selected Sigma’s HiDTV Pro chipset solution for VIZIO’s new ultra wide Cinemawide® HDTVs, and Chunghwa Telecom, the largest telecommunications service provider in Taiwan, selected Sigma’s next generation HomePlug AV, for its IPTV deployments.

●	Sigma’s highly qualified nominees and current management team are responsible for this strategic vision that is only just beginning to produce results.

●	Potomac’s nominees have little or no industry expertise or public company experience.

●	Potomac has not offered a specific, comprehensive strategic plan that would lead to maximizing shareholder value for all holders.

NOW IS NOT THE TIME TO DISRUPT THE STRATEGIC PLAN AND TURN OVER CONTROL OF YOUR COMPANY TO A HEDGE FUND THAT DID NOT OWN A SINGLE SHARE OF THE COMPANY’S STOCK BEFORE THIS YEAR.

To vote “FOR” Sigma’s four highly qualified nominees for director, simply use the enclosed WHITE proxy card today to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of Sigma Designs.

Sincerely,

William J. Almon	Thinh Q. Tran
Chairman of the Board Sigma Designs, Inc.	President and Chief Executive Officer Sigma Designs, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:
We urge you NOT to vote using any Gold proxy card sent to you by
Potomac, as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Information
This communication contains forward-looking statements, which address a variety of subjects including, for example, statements about revenue growth, future gross margins and the timing for when Sigma expects to return to profitability, and statements about the future financial and operating performance of Sigma. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and consumer and industrial audio/video markets in general, Sigma’s integration of the assets and employees related to the TV business it recently acquired from Trident Microsystems, Inc., the ramp in demand from Sigma’s set-top box, television and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information
On June 19, 2012, Sigma Designs filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2012 annual meeting of shareholders (the “2012 Annual Meeting”) and has mailed the definitive proxy statement to its shareholders. The definitive proxy statement contains important information concerning the identity and interests of Sigma Designs’ directors, director nominees and certain of its officers and employees that may be deemed, along with Sigma Designs, to be participants in the solicitation of Sigma Designs’ shareholders in connection with the 2012 Annual Meeting.

Copies of Sigma Designs’ definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Sigma Designs, when filed, may be obtained free of charge at www.sec.gov and www.sigmadesigns.com/IR. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.